Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor/Media Contact: Eric Lindblom - 336-436-6739
Shareholder Direct: 800-LAB-0401
Company Information: www.labcorp.com

LabCorp Licenses Technology for Early Detection of Lung Cancer from Duke University

Burlington, NC, January 17, 2008 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into an exclusive license agreement with Duke University Medical Center (Duke) to commercialize Duke’s new blood-based assay for early detection of lung cancer. Financial terms were not disclosed.

According to American Cancer Society statistics, there were 174,000 new cases of lung cancer and 164,000 deaths from this disease in the USA in 2006. Lung cancer has a high mortality rate if not detected early and accounts for the most cancer-related deaths annually in the US. While non-invasive imaging technologies have improved the ability to detect lung cancers, there is still a need for tests that increase diagnostic accuracy. Biomarkers that identify high-risk individuals may complement imaging studies and lead to improved patient care.

“There is an enormous unmet medical need related to the diagnosis of lung cancer in the earliest stages when it is most treatable,” said Edward Patz, M.D., James and Alice Chen Professor of Radiology in Duke’s radiology department. “Our goal is to develop a cutting-edge technology that when combined with other modalities such as CT imaging can better differentiate true cancers from benign nodules.”

The Duke technology is based on a collection of serum proteins associated with the biology of lung cancer. A preliminary study describing this technology was published in the December 10, 2007 edition of the Journal of Clinical Oncology. Duke and LabCorp expect to conduct additional clinical studies with the biomarker technology prior to its commercial introduction by LabCorp.

“New diagnostic tools are required for lung cancer and this technology has the potential to stratify patients that may need more aggressive follow-up treatment and monitoring,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “Consistent with our strategy to fulfill unmet medical testing needs, LabCorp continues to dedicate resources to identifying and commercializing tests and early-stage technology to offer new scientific options to health care providers that will lead to better patient care and outcomes.”

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.